Exhibit 99.1
Bright Horizons Family Solutions Reports First Quarter of 2021 Financial Results
NEWTON, MA - (BUSINESS WIRE) - May 5, 2021 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the first quarter of 2021.
First Quarter 2021 Highlights (compared to first quarter 2020):
•Revenue of $391 million (decrease of 23%)
•Income from operations of $14 million (decrease of 68%)
•Net income of $7 million and diluted earnings per common share of $0.12 (decrease of 77%)
Non-GAAP measures
•Adjusted income from operations* of $14 million (decrease of 72%)
•Adjusted EBITDA* of $46 million (decrease of 43%)
•Adjusted net income* of $14 million and diluted adjusted earnings per common share* of $0.23 (decreases of 68% and 69%, respectively)
“I am pleased to report a solid start to 2021 as we continue to make strides in recovering from the COVID-19 pandemic,” said Stephen Kramer, Chief Executive Officer. “Our recovery continues to illustrate the unique strength and resilience of our model and reflects the actions we have taken to support clients, families and staff through the challenges of the past year.”
“We are thrilled to have been named one of FORTUNE Magazine’s ‘100 Best Companies to Work For’ for the 20th time,” Kramer continued. “We are incredibly proud of the manner in which our passionate and dedicated team has stepped up during the pandemic. This honor truly demonstrates our employees commitment to preserving a trusting and caring work environment for each other, which is key in our ability to deliver high quality care, education and service to the clients and families we have the privilege to serve.”
First Quarter 2021 Results
Revenue decreased $115.5 million, or 23%, in the first quarter of 2021 from the first quarter of 2020, primarily from the impact of the COVID-19 pandemic on our operations, the associated reduction in enrollment in our open child care centers and the continued temporary closure of certain child care centers. While enrollment in our child care centers had improvements during the quarter as the economy continues to recover, our centers continue to operate below pre-COVID-19 enrollment levels during this re-ramping phase. The decrease in revenue in the full service center-based child care segment was partially offset by contributions from our back-up care and educational advisory services.
Income from operations was $13.7 million for the first quarter of 2021 compared to $43.3 million for the same period in 2020. The decrease in income from operations reflects reduced gross profit contributions in the full service center-based child care segment arising from lower enrollment as centers re-ramp and the temporary closure of certain centers, partially offset by incremental contributions from our back-up care services. Net income was $7.1 million for the first quarter of 2021 compared to net income of $30.7 million in the same 2020 period, a decrease of $23.6 million, or 77%, due to the decrease in income from operations, partially offset by a lower effective tax rate. Diluted earnings per common share was $0.12 for the first quarter of 2021 compared to $0.52 for the first quarter of 2020.
In the first quarter of 2021, adjusted EBITDA* decreased $35.2 million, or 43%, to $46.3 million, and adjusted income from operations* decreased $35.2 million, or 72%, to $13.7 million from the first quarter of 2020, due primarily to the decrease in gross profit in the full service center-based child care segment, partially offset by growth in back-up care services. Adjusted net income* decreased by $29.8 million, or 68%, to $13.9 million, due to the decrease in income from operations. Diluted adjusted earnings per common share* was $0.23 for the first quarter of 2021 compared to $0.74 for the same period in 2020.
As of March 31, 2021, the Company had more than 1,300 client relationships with employers across a diverse array of industries, and operated 1,015 child care and early education centers with the capacity to serve approximately 114,000 children and their families, of which approximately 900 child care and early education centers were open.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, impairment costs, other costs incurred due to the impact of COVID-19 including center closing costs, and duplicative corporate office costs. Adjusted income from operations represents income from operations before impairment costs, other COVID-19 related costs, and duplicative corporate office costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, impairment costs, other COVID-19 related costs, duplicative corporate office costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Liquidity
Bright Horizons has a strong balance sheet, with $442 million of cash and cash equivalents and an undrawn $400 million multi-currency revolving credit facility at March 31, 2021. For the three months ended March 31, 2021, we generated approximately $68.3 million of cash from operations, compared to $64.1 million for the same period in 2020, and made modest investments in fixed assets, acquisitions and other investments of $22.3 million, compared to $13.0 million for the same period in the prior year.
2021 Outlook
As we previously disclosed, the COVID-19 pandemic has substantially disrupted our global operations. We remain focused on the ramping of our centers and the phased re-opening of the limited number of centers that remain temporarily closed, which we expect will continue throughout 2021. We remain confident in our business model, the strength of our client partnerships, the strength of our balance sheet and liquidity position, and our ability to continue to respond to changing market conditions. However, the broad effects of COVID-19, its duration and scope of the ongoing disruption, cannot be predicted and the negative financial impact to our results and future financial performance cannot be reasonably estimated. Therefore, we are not at this time and do not currently expect to provide full earnings guidance for the remainder of fiscal 2021.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the first quarter 2021, and the Company’s business, its strategy and near term operating expectations. Interested parties are invited to listen to the conference call by dialing 1-866-269-4260, or, for international callers, 1-323-347-3277, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through May 26, 2021 at 1-844-512-2921, or, for international callers, 1-412-317-6671, conference ID #3920830. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, effects of COVID-19 on our operations, our value proposition, our future opportunities and business model, our re-opening plans for temporarily closed center locations, our recovery, timing to re-ramp enrollment and centers, estimated effective tax rate and tax expense, employee contributions and culture, and future business and financial performance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, prolonged disruptions to our operations as a result of required school and business closures and government mandates in response to the COVID-19 pandemic, including current conditions and future developments in the public health arena; the impact of COVID-19 on the global economy; developments in the persistence and treatment of COVID-19 and the adoption, delivery and effectiveness of vaccines; the availability or lack of government supports; changes in the demand for child care, dependent care and other workplace solutions, including variation in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the possibility that acquisitions may disrupt our operations and expose us to additional risk; increased costs resulting from recommended or mandated enhanced health and safety protocols and physical distancing; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed March 1, 2021, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality child care and early education, back-up care, and workplace education services. For more than 30 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. We operate approximately 1,000 child care centers in the United States, the United Kingdom, the Netherlands, and India, and serve more than 1,300 of the world’s leading organizations. Bright Horizons’ child care centers, back-up child and elder care, and workforce education programs, including tuition program management, education advising, and student loan repayment, help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2021	%	2020	%
	(In thousands, except share data)
Revenue	$390,840	100.0%	$506,323	100.0%
Cost of services	309,482	79.2%	397,464	78.5%
Gross profit	81,358	20.8%	108,859	21.5%
Selling, general and administrative expenses	60,110	15.4%	57,369	11.4%
Amortization of intangible assets	7,540	1.9%	8,209	1.6%
Income from operations	13,708	3.5%	43,281	8.5%
Interest expense — net	(9,016)	(2.3)%	(10,206)	(2.0)%
Income before income tax	4,692	1.2%	33,075	6.5%
Income tax benefit (expense)	2,440	0.6%	(2,343)	(0.4)%
Net income	$7,132	1.8%	$30,732	6.1%

Earnings per common share:
Common stock — basic	$0.12		$0.53
Common stock — diluted	$0.12		$0.52

Weighted average common shares outstanding:
Common stock — basic	60,594,947		57,930,909
Common stock — diluted	61,325,973		58,878,784

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2021	December 31, 2020
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$442,124	$384,344
Accounts receivable — net	166,642	176,617
Prepaid expenses and other current assets	77,388	63,224
Total current assets	686,154	624,185
Fixed assets — net	622,716	628,757
Goodwill	1,448,923	1,431,967
Other intangible assets — net	268,939	274,620
Operating lease right-of-use assets	713,811	717,821
Other assets	49,122	49,298
Total assets	$3,789,665	$3,726,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Accounts payable and accrued expenses	188,028	194,551
Current portion of operating lease liabilities	87,431	87,181
Deferred revenue and other current liabilities	276,570	238,332
Total current liabilities	562,779	530,814
Long-term debt — net	1,017,784	1,020,137
Operating lease liabilities	724,918	729,754
Deferred income taxes	47,550	45,951
Other long-term liabilities	126,009	116,195
Total liabilities	2,479,040	2,442,851
Total stockholders’ equity	1,310,625	1,283,797
Total liabilities and stockholders’ equity	$3,789,665	$3,726,648

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,132	$30,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,282	28,221
Impairment losses on long-lived assets	—	4,970
Stock-based compensation expense	5,306	4,283
Deferred income taxes	1,016	(5,048)
Other non-cash adjustments — net	(964)	(691)
Changes in assets and liabilities	28,523	1,616
Net cash provided by operating activities	68,295	64,083
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(14,054)	(12,640)
Payments and settlements for acquisitions — net of cash acquired	(8,961)	(3,529)
Proceeds from the maturity of debt securities and sale of other investments	6,000	3,247
Purchases of debt securities and other investments	(5,269)	(42)
Net cash used in investing activities	(22,284)	(12,964)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(2,688)	(2,688)
Purchase of treasury stock	—	(32,658)
Taxes paid related to the net share settlement of stock options and restricted stock	(5,845)	(5,231)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	22,432	15,962
Payments of deferred and contingent consideration for acquisitions	—	(1,088)
Net cash provided by (used in) financing activities	13,899	(25,703)
Effect of exchange rates on cash, cash equivalents and restricted cash	(539)	(1,203)
Net increase in cash, cash equivalents and restricted cash	59,371	24,213
Cash, cash equivalents and restricted cash — beginning of period	388,465	31,192
Cash, cash equivalents and restricted cash — end of period	$447,836	$55,405

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory and other services	Total
	(In thousands)
Three Months Ended March 31, 2021
Revenue	$290,319	$76,355	$24,166	$390,840
Income (loss) from operations	(17,967)	27,190	4,485	13,708
Adjusted income (loss) from operations	(17,967)	27,190	4,485	13,708
As a percentage of revenue	(6)%	36%	19%	4%

Three Months Ended March 31, 2020
Revenue	$411,391	$74,167	$20,765	$506,323
Income from operations	16,747	22,239	4,295	43,281
Adjusted income from operations (1)	22,420	22,239	4,295	48,954
As a percentage of revenue	5%	30%	21%	10%
(1) Adjusted income from operations for the full service center-based child care segment represents income from operations excluding $5.0 million of impairment costs for long-lived assets due to the impact of COVID-19 on our operations, and $0.7 million related to occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
	(In thousands, except share data)
Net income	$7,132	$30,732
Interest expense — net	9,016	10,206
Income tax expense (benefit)	(2,440)	2,343
Depreciation	19,742	20,012
Amortization of intangible assets (a)	7,540	8,209
EBITDA	40,990	71,502
As a percentage of revenue	10%	14%
Additional adjustments:
COVID-19 related costs (b)	—	4,970
Stock-based compensation expense (c)	5,306	4,283
Other costs (d)	—	703
Total adjustments	5,306	9,956
Adjusted EBITDA	$46,296	$81,458
As a percentage of revenue	12%	16%

Income from operations	$13,708	$43,281
COVID-19 related costs (b)	—	4,970
Other costs (d)	—	703
Adjusted income from operations	$13,708	$48,954
As a percentage of revenue	4%	10%

Net income	$7,132	$30,732
Income tax expense (benefit)	(2,440)	2,343
Income before income tax	4,692	33,075
Amortization of intangible assets (a)	7,540	8,209
COVID-19 related costs (b)	—	4,970
Stock-based compensation expense (c)	5,306	4,283
Other costs (d)	—	703
Adjusted income before income tax	17,538	51,240
Adjusted income tax expense (e)	(3,683)	(7,594)
Adjusted net income	$13,855	$43,646
As a percentage of revenue	4%	9%

Weighted average common shares outstanding — diluted	61,325,973	58,878,784
Diluted adjusted earnings per common share	$0.23	$0.74

(a)Represents amortization of intangible assets, including amortization expense of $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)COVID-19 related costs in 2020 represent impairment costs for long-lived assets incurred as a result of center closures and decreases in the fair values of certain centers due to the impact of COVID-19 on our operations.
(c)Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other costs in 2020 relate to occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative office costs while we also continued to carry the costs for our previous corporate headquarters.
(e)Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 21% and 15% for the three months ended March 31, 2021 and 2020, respectively. The tax rate for 2021 represents a tax rate of approximately 27% applied to the expected adjusted income before income tax, less the estimated effect of excess tax benefits related to equity transactions. However, the jurisdictional mix of the expected adjusted income before income tax for the full year, and the timing and volume of the tax benefits associated with future equity activity will affect these estimates and the estimated effective tax rate for the year.